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                                                                 Exhibit 3.1(ii)


                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      PARADIGM ADVANCED TECHNOLOGIES, INC.


     The undersigned, for the purposes of amending the Certificate of Incorporation of Paradigm Advanced Technologies, Inc. (the "Corporation"), does hereby certify as follows:

     1. The name of the Corporation is "Paradigm Advanced Technologies, Inc."

     2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware on January 12, 1996.

     3. Article 4 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read follows:

"FOURTH: The total number of shares of which the corporation shall have authority to issue is two hundred fifty million (250,000,000) shares of Common Stock. The par value of each such share of Common Stock is ($0.0001)."

     4. This Amendment to Certificate of Incorporation has been duly adopted by the unanimous vote of the Board of Directors at a meeting held on July 5, 2001 and the majority vote of the common stockholders of the Corporation at the annual meeting of the stockholders of the Corporation held July 5, 2001 in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the undersigned, Selwyn Wener, Vice President of the Corporation, has signed this Amendment to Certificate of Incorporation this 13th day of July, 2001.


                                                   /S/ SELWYN WENER
                                                   -----------------------------
                                                   Selwyn Wener, Vice President